Filed Pursuant to Rule 433

Registration Statement No. 333-285508

Bank of Montreal Market Linked Notes

Market Linked Notes—Upside Participation with Averaging to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due April 21, 2028

Term Sheet to Preliminary Pricing Supplement dated April 15, 2025

Summary of Terms

Issuer :	Bank of Montreal
Market Measure:	An equally weighted basket (the “Basket”). The basket components and their weightings are as follows: MSCI EAFE Index® (50%) S&P 500® Index (50%)
Pricing Date*:	April 16, 2025
Issue Date*:	April 22, 2025
Principal Amount and Original Offering Price:	$1,000 per note
Maturity Payment Amount (per note):

•    if the average ending value is greater than the starting value: $1,000 plus the lesser of:

(i) $1,000 × average basket return × upside participation rate; and (ii) the maximum return; or

•    if the average ending value is less than or equal to the starting value: $1,000

Stated Maturity Date*:	April 21, 2028
Starting Value:	100.00
Average Ending Value:	The product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 50% of the average component return of the MSCI EAFE Index®; and (B) 50% of the average component return of the S&P 500® Index.
Average Component Return:	For each basket component: average component value – initial component value initial component value
Initial Component Value:	With respect to each basket component, its closing value on the pricing date.
Average Component Value:	With respect to each basket component, the arithmetic average of its closing values on the calculation days.
Maximum Return:	At least 38.35% of the principal amount per note, to be determined on the pricing date
Upside Participation Rate:	100%
Average Basket Return:	(average ending value - starting value) / starting value
Calculation Days*:	Quarterly, on the 18th of each January, April, July and October commencing July 2025 and ending January 2028, and the final calculation day, each subject to postponement. We refer to April 18, 2028 as the “final calculation day”

*subject to change

Summary of Terms (continued)

Calculation Agent:	BMO Capital Markets Corp. (“BMOCM”), an affiliate of the issuer
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 3.325% for Wells Fargo Securities, LLC (“WFS”). Of that agent discount, Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.25% and a distribution expense fee of up to 0.075%
CUSIP:	06376DWA8
Material Tax Consequences:	See the preliminary pricing supplement.

** In addition, selected dealers may receive a fee of up to 0.30% for marketing and other services.

If the average ending value is less than the starting value, you will not receive any positive return on the notes at maturity.

On the date of the accompanying preliminary pricing supplement, the estimated initial value of the notes is $951.70 per note. The estimated initial value of the notes at pricing may differ from this value but will not be less than $910.00 per note. However, as discussed in more detail in the accompanying preliminary pricing supplement, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Notes” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement:

sec.gov/Archives/edgar/data/927971/000121465925005874/z414250424b2.htm

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the notes.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

Risks Relating To The Notes Generally

•	You May Not Receive Any Positive Return On The Notes.

•	Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Securities Included In The Basket Components.

•	The Potential For A Positive Return On The Notes On The Stated Maturity Date Is Based On The Average Performance Of The Basket Components During The Term Of The Notes, Which May Be Less Favorable Than The Performance Of The Basket As Measured From Its Starting Value To Its Value At Or Near The Stated Maturity Date.

•	Changes In The Values Of The Basket Components May Offset Each Other.

•	The Notes Do Not Pay Interest.

•	The Notes Are Subject To Credit Risk.

•	You Will Be Required To Recognize Taxable Income On The Notes Prior To Maturity.

•	The Stated Maturity Date May Be Postponed If The Final Calculation Day Is Postponed.

Risks Relating To The Estimated Value Of The Notes And Any Secondary Market

•	The Estimated Value Of The Notes On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

•	The Terms Of The Notes Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

•	The Estimated Value Of The Notes Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Notes From You In The Secondary Market.

•	The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	The Notes Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Notes To Develop.

Risks Relating To The Basket Components

•	The Maturity Payment Amount Will Depend Upon The Performance Of The Basket Components And Therefore The Notes Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

o	Investing In The Notes Is Not The Same As Investing In The Basket Components.

o	Historical Values Of The Basket Components Should Not Be Taken As An Indication Of The Future Performance Of The Basket Components During The Term Of The Notes.

o	Changes That Affect The Basket Components May Adversely Affect The Value Of The Notes And The Maturity Payment Amount.

o	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Basket Components.

o	We And Our Affiliates Have No Affiliation With Any Underlier Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.

•	The Notes Are Subject To Risks Relating To Non-U.S. Securities Markets With Respect To The MSCI EAFE Index®.

•	The Notes Are Subject To Currency Exchange Rate Risk With Respect To The MSCI EAFE Index®.

Risks Relating To Conflicts Of Interest

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that the Issuer has filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement) if you request it by calling the Issuer’s agent toll-free at 1-877-369-5412.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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